UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2011

Cornerstone Therapeutics Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1255 Crescent Green Drive, Suite 250, Cary, North Carolina		27518
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-678-6611

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2011, the Board of Directors (the "Board") of Cornerstone Therapeutics Inc. (the "Company") appointed Vincent Morgus as Executive Vice President, Finance and Chief Financial Officer. Mr. Morgus will serve as the Company’s Principal Financial Officer, replacing Craig Collard, who had served as the Company’s interim Chief Financial Officer and interim Principal Financial Officer since July 2010.

Mr. Morgus, age 45, joined the Company from Quintiles Transnational Corp., a global fully integrated biopharmaceutical services company ("Quintiles"), where he had been Senior Vice President, Corporate Development since September 2003. He joined Quintiles in June 1994 and progressed through a variety of financial management positions within the Quintiles organization, including Vice President, Finance of Quintiles Americas and Chief Financial Officer of Quintiles Informatics. Prior to working at Quintiles, Mr. Morgus held Controller positions at Q+E Software, Inc. and DaVinci Systems Corporation. Mr. Morgus started his career as an auditor for Arthur Andersen in Northern California and is licensed as a certified public accountant in North Carolina and Pennsylvania. Mr. Morgus earned his Master’s degree in Business Administration from the University of North Carolina’s Kenan-Flagler Business School and his Bachelor of Science from the Pennsylvania State University’s Smeal College of Business.

In connection with his employment, Mr. Morgus entered into an employment agreement with the Company on February 1, 2011 (the "Agreement"). Under the Agreement, Mr. Morgus will receive an annual base salary of $285,000, subject to periodic adjustment as determined by the Board. In addition, Mr. Morgus is eligible for an annual target bonus of up to 35% of his then annual base salary, which has been adjusted to 32.08% of his annual salary for 2011, and an annual equity award. The actual amount of any cash bonus or equity award will be determined by the Compensation Committee of the Board, subject to ratification by the Board. Mr. Morgus will also receive a car allowance of $850 per month and will generally be entitled to participate in other employee benefit and bonus programs established by the Company from time to time.

If the Company terminates Mr. Morgus’s employment without Cause or if Mr. Morgus terminates his employment for Good Reason, and such termination is not during a Change of Control Period, in each case as those terms are defined in the Agreement, then the Company is obligated to provide the following to Mr. Morgus, provided that the Company does not notify Mr. Morgus of a termination without Cause prior to February 1, 2012, the first anniversary of the effective date of the Agreement:

• a lump sum payment equal to Mr. Morgus’s annual base salary in effect at that time;

• monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for Mr. Morgus and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for Mr. Morgus until the earlier of one year after termination or the last day of the first month when he is eligible for benefits through other employment;

• a lump sum payment in an amount equal to the pro rata portion of Mr. Morgus’s target cash bonus in effect in the year of termination; and

• accelerated vesting of all of Mr. Morgus’s outstanding unvested stock options and restricted stock by one year.

If such without Cause or Good Reason termination occurs during a Change of Control Period, as defined in the Agreement, (i) in addition to the severance payments and accelerated vesting set forth above, Mr. Morgus is entitled to accelerated vesting of 100% of his outstanding stock options and restricted stock, and (ii) the severance payments and accelerated vesting are triggered regardless of whether the Company notifies Mr. Morgus of a without Cause termination prior to February 1, 2012. To be eligible to receive any severance benefits under the Agreement, Mr. Morgus must execute and deliver to the Company a severance agreement and release drafted by and reasonably satisfactory to counsel to the Company.

The Agreement also provides that, immediately upon a Change of Control of the Company, as defined in the Agreement, Mr. Morgus is entitled to accelerated vesting of 100% of all his outstanding unvested stock options and restricted stock.

Under the Agreement, on February 1, 2011, Mr. Morgus was granted 55,000 shares of restricted common stock and an option to acquire 70,000 shares of common stock with an exercise price of $5.88 per share. The restricted stock and the option each vest over the four-year period following the grant date, with the initial 25% vesting on the first anniversary of the grant date. In addition, if Chiesi Farmaceutici S.p.A. or any of its affiliates make a tender offer for, or otherwise engage in any business combination pursuant to which they would acquire, all of the Company’s outstanding capital stock, then any unvested restricted shares would be converted into an amount equal to the cash consideration in the tender offer or other business combination with respect to such number of unvested shares, which amount would vest and be paid to Mr. Morgus according to the original vesting schedule.

The Agreement contains other terms and provisions that are customary for employment agreements of this nature, including provisions related to noncompetition, nonsolicitation, nondisparagement, confidentiality, ownership of proprietary information and assignment of inventions.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the Company refers you to such exhibit for the complete terms of the Agreement, which are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone Therapeutics Inc.

February 7, 2011	By:	/s/ Andrew K. W. Powell

Name: Andrew K. W. Powell
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement between Cornerstone Therapeutics Inc. and Vincent T. Morgus dated February 1, 2011